Exhibit 99.1

Coty Inc. Announces the Addition of Pierre Denis and Beatrice Ballini to its Board of Directors

NEW YORK - September 25, 2019 - Coty Inc. (the “Company”) (NYSE: COTY) today announced that Pierre Denis and Beatrice Ballini have joined its Board of Directors.

Peter Harf, the Chairman of the Board, stated, “We are very excited to add the deep industry expertise and independent perspectives of Pierre and Beatrice to the Company’s Board as Coty moves forward with executing its Turnaround Plan.”

Mr. Denis, the CEO of Jimmy Choo Group Limited since 2012, has extensive experience in the global fragrances, cosmetics and luxury fashion industries. Mr. Denis began his career in the perfume and cosmetics fields by working for the perfume company Jean Patou. He joined LVMH’s Perfumes & Cosmetics division in 1992, became the Asia Pacific managing director for Parfums Christian Dior in 1999 and added Christian Dior Couture to his responsibilities in 2003. In 2006, Mr. Denis became the managing director of Christian Dior Couture in Europe, the Middle East and India. Following this role, Mr. Denis was appointed the managing director for the John Galliano brand in 2008 where he managed operations, developed the John Galliano and contemporary Galliano lines and expanded the licensing business.

Ms. Ballini is a senior member of the Retail Practice at Russell Reynolds Associates, a global leadership advisory and search firm, where she leads Family Business Services and is a Steering Committee Member of the Board and CEO Advisory group. Prior to joining Russell Reynolds Associates, Ms. Ballini was the Chief Executive Officer of a prominent men’s clothing manufacturer in Milan where she assisted with the company’s strategic growth. Prior to that, she held positions at Goldman Sachs & Co.’s M&A Department in New York and Bain & Co. in London and Boston.

Coty Contacts:

Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Lisa Kessler, +917 348-3373
Lisa_Kessler@cotyinc.com

Arnaud Leblin, +33 1 58 71 72 00
Arnaud_Leblin@cotyinc.com

About Coty Inc.
Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, hair color and styling, and skin and body care. Coty is the global leader in fragrance, a strong number two in professional hair color & styling, and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.

For additional information about Coty Inc., please visit www.coty.com.